Exhibit 99.1

FOR IMMEDIATE RELEASE	August 5, 2010
Media Contact: Joe Salkowski, (520) 884-3625	Page 1 of 3
Financial Analyst Contact: Jo Smith, (520) 884-3650
UNISOURCE ENERGY REVISES SECOND QUARTER 2010 EARNINGS,
MAINTAINS 2010 EARNINGS GUIDANCE RANGE
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UniSource Energy’s net income for the second quarter of 2010 was $25.5 million, or $0.65 per diluted share of common stock. Earnings for the second quarter of 2010 were modified, from results released on August 3, 2010, to reflect an after-tax loss of $3.2 million related to the impairment of an investment held by subsidiary Millennium Energy Holdings (Millennium) in a private equity fund which invested in an unregulated energy company.

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UniSource Energy’s net income for the second quarter of 2009 was $31.3 million, or $0.80 per diluted share. Earnings for the second-quarter of 2009 reflect an after-tax gain of $3.6 million on the sale of its equity interest in one of Millennium’s unregulated energy investments.

•	UniSource Energy maintains its 2010 earnings estimate range of $2.75 — $3.00 per diluted share.
Tucson, Ariz. — UniSource Energy Corporation (NYSE:UNS) released second quarter 2010 financial results on August 3, 2010. Subsequent to that release, UniSource Energy received notification from the general partner of a private equity fund in which Millennium held an investment that the fund’s investment in an unregulated energy company was fully impaired as of June 30, 2010. UniSource Energy subsequently recorded a pre-tax loss of $4.9 million related to the impairment. Neither UniSource Energy nor Millennium has any further investment obligation related to this fund. As of June 30, 2010, Millennium’s remaining investments, including a $15 million note receivable, were approximately $23 million.
For the six months ended June 30, 2010, UniSource Energy’s net income was $45.5 million, or $1.17 per diluted share of common stock, compared with net income of $36.2 million, or $0.95 per diluted share, in the first six months of 2009.
UniSource Energy’s financial results primarily reflect those of its principal subsidiary, Tucson Electric Power (TEP), which reported income of $27.6 million in the second quarter of 2010, compared with net income of $26.5 million in the same period last year. The results of TEP’s operations for the second quarter of 2010 were not impacted by the Millennium impairment.

Net Income and Earnings Per Share Summary

	2nd Quarter		YTD June 30,
	2010	2009	2010	2009
Net Income	-Millions-		-Millions-
Tucson Electric Power	$27.6	$26.5	$38.0	$26.0
UNS Gas	0.6	—	6.4	4.9
UNS Electric	2.0	1.5	5.0	2.3
Other (1)	(4.7)	3.3	(3.9)	3.0

Net Income	$25.5	$31.3	$45.5	$36.2

Avg. Basic Shares Outstanding (millions)	36.3	35.7	36.2	35.7
Avg. Diluted Shares Outstanding (millions)	40.9	40.2	40.8	40.2

	2nd Quarter		YTD June 30,
Earnings Per UniSource Energy Share	2010	2009	2010	2009
Tucson Electric Power	$0.76	$0.74	$1.05	$0.73
UNS Gas	0.02	—	0.18	0.14
UNS Electric	0.06	0.04	0.14	0.06
Other (1)	(0.14)	0.10	(0.11)	0.08

Net Income per Basic Share	$0.70	$0.88	$1.26	$1.01

Net Income per Diluted Share (2)	$0.65	$0.80	$1.17	$0.95

(1) Includes UniSource Energy on a stand-alone basis and results from Millennium Energy Holdings, Inc. and UniSource Energy Development, wholly-owned subsidiaries of UniSource Energy.
(2) Stock options to purchase 232,000 and 395,000 shares of Common Stock were outstanding during the six months ended June 30, 2010 and 2009, respectively, but were not included in the computation of diluted EPS because the stock options’ exercise prices were greater than the average market price of the Common Stock.
UniSource Energy believes the presentation of TEP, UNS Gas, UNS Electric and Other segment net income or loss on a per basic UniSource Energy share basis, which are non-GAAP financial measures, provides useful information to investors by disclosing the results of operations of its business segments on a basis consistent with UniSource Energy’s reported earnings or losses.

UniSource Energy is a Tucson, Arizona-based company with consolidated assets of approximately $3.6 billion. UniSource Energy’s primary subsidiaries include Tucson Electric Power, which serves more than 400,000 customers in southern Arizona, and UniSource Energy Services, provider of natural gas and electric service for about 236,000 customers in northern and southern Arizona.
For more information about UniSource Energy and its subsidiaries, visit uns.com.
This release contains forward-looking information that involves risks and uncertainties, including factors that could affect UniSource Energy’s ability to reach the 2010 earnings guidance. These risks and uncertainties include, but are not limited to: state and federal regulatory and legislative decisions and actions; regional economic and market conditions which could affect customer growth and energy usage; weather variations affecting energy usage; the cost of debt and equity capital and access to capital markets; the performance of the stock market and changing interest rate environment, which affect the value of the company’s pension and other postretirement benefit plan assets and the related contribution requirements and expense; unexpected increases in O&M expense; resolution of pending litigation matters; changes in accounting standards; changes in critical accounting estimates; the ongoing restructuring of the electric industry; changes to long-term contracts; the cost of fuel and power supplies; performance of TEP’s generating plants; and other factors listed in UniSource Energy’s Form 10-K and 10-Q filings with the Securities and Exchange Commission. The preceding factors may cause future results to differ materially from outcomes currently expected by UniSource Energy.

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